EXHIBIT 99.5


                      HALLMARK FINANCIAL SERVICES, INC.


                      50,000,000 Shares of Common Stock
          Offered Pursuant to Rights Distributed to Security Holders

                                                          _____________, 2005

 To Our Clients:

      Enclosed for your consideration are a Prospectus, dated _________, 2005 (the "Prospectus"), and the "Instructions as to Use of Rights Certificates" relating to the offering (the "Rights Offering") by Hallmark Financial Services, Inc. (the "Company") of shares of its Common Stock (as defined below) pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.03 per share (the "Common Stock"), at the close of business on April 20, 2005 (the "Record Date"). The Rights are described in the Prospectus.

      In the Rights Offering, the Company is offering an aggregate of 50,000,000 shares of Common Stock (the "Underlying Shares"), as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., Dallas, Texas time, on ________, 2005, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

      As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date.

      Each Right allows you to subscribe for 1.37 shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.90 per share (the "Subscription Price").

      In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-
 Subscription Privilege") at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Privilege. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercised their Over-Subscription Privileges, in proportion to the number of Underlying Shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See "The Offering - Subscription Rights - Over-Subscription Privilege" in the Prospectus.

      The Rights will be evidenced by non-transferable Rights certificates and will cease to have any value at the close of business on the Expiration Date.

      The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises of rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Dallas, Texas time, on the Expiration Date. Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the "Beneficial Owner Election Form" included herewith.

      Any questions or requests for assistance concerning the Rights Offering should be directed to Securities Transfer Corporation, the Information Agent, at (469) 633-0101.